EXHIBIT 99.1
ABF Freight System, Inc. Limits Fuel Surcharge Through Early October
(FORT SMITH, Ark., September 6, 2005) — ABF Freight System, Inc.®, announced today that it will limit its standard fuel surcharge through October 4, 2005 due to the extremely volatile fuel prices resulting from Hurricane Katrina. During this period, the company’s fuel surcharge will not exceed the pre-Katrina level, as established on August 29, 2005.
More information regarding ABF’s standard fuel surcharge and this change is available at ABF’s Web site via the following link:
www.abf.com/resource/fuelsurcharge.asp
About ABF
Established in 1923, ABF® is one of North America’s oldest and most reputable motor carriers. It continues to be recognized as a benchmark for safety, security, technology and freight-handling standards. Last year, the ATA awarded ABF the Excellence in Security Award, the 28th time the organization has recognized ABF since 1971. ABF’s emphasis on quality and value was cited by Logistics Management magazine, which awarded the carrier a 2004 Quest for Quality Award. In addition, ABF was twice recognized by CIO magazine for innovative excellence in information technology, earning the 2005 CIO Enterprise Value Award for the transportation industry and a spot on the 2004 CIO Top 100 Agile Companies list.
ABF operates an extensive network of customer service centers and distribution facilities strategically located throughout North America. Through this network, ABF provides comprehensive shipping services to all 50 states, Canada, Mexico, Guam and Puerto Rico. Globally, the carrier serves 250 ports in more than 130 countries. ABF is certified as an Automated Commercial Environment (ACE) carrier by the U.S. Department of Homeland Security, as well as a Customs-Trade Partnership Against Terrorism (C-TPAT) and Free and Secure Trade (FAST) carrier to and from Canada. Via its TimeKeeper® service, ABF provides guaranteed expedited service for time-critical and time-definite shipments.
ABF is the largest subsidiary of Arkansas Best Corporation (Nasdaq: ABFS).
Contact: Mr. Danny Loe, director of marketing & public relations Telephone: (479) 785-8803